EXHIBIT 10(c)
                     Written Consent of Price Waterhouse LLP



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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in each Statement of Additional Information constituting part of the WRL Freedom Wealth Creator Post-Effective Amendment No. 1 to the Registration Statement on Form N-4 (the "Registration Statement") our report dated January 31, 1997, relating to the financial statements in the December 31, 1996 Annual Report of the sub-accounts constituting the WRL Freedom Bellwether and WRL Freedom Conqueror Contracts of the WRL Series Annuity Account, which appears in the Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.

Price Waterhouse LLP

Kansas City, Missouri
December 22, 1997